SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.         )

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AXA PREMIER VIP TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

AXA PREMIER VIP TRUST

INFORMATION STATEMENT DATED AUGUST 15, 2012

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the Multimanager Mid Cap Value Portfolio (“Portfolio”), a series of AXA Premier VIP Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com

AXA Equitable Funds Management Group, LLC (“AXA FMG” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA FMG, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA FMG and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, AXA FMG is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a June 13, 2012 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint Lord, Abbett & Co. LLC (“Lord Abbett” or “New Adviser”) as an Adviser to an allocated portion of the Portfolio. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of AXA FMG to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers by offering greater style diversification. The other current Advisers to the Portfolio are BlackRock Investment Management, LLC (“BlackRock”), Knightsbridge Asset Management, LLC (“Knightsbridge”), and Diamond Hill Capital Management, Inc. (“Diamond Hill”).

Factors Considered by the Board

In approving the advisory agreement (“Agreement”) between AXA FMG and Lord Abbett, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio and its shareholders. The Board further considered factors it deemed relevant with respect to the Portfolio and the Agreement, including, as applicable: (1) the nature, quality and extent of the services to be provided by the New Adviser, including the New Adviser’s resources, best execution policies and responsibilities under the Agreement; (2) comparative performance information; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and its affiliates from the relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor. The Board considered, among other things, information regarding the New Adviser’s investment process, the qualifications and background of each portfolio manager who would provide services to the portion of the Portfolio that would be advised by the New Adviser, and the New Adviser’s best execution trading policies. With respect to performance information, the Board evaluated the performance of another similar mutual fund advised by the New Adviser and a composite of the New Adviser’s other accounts with substantially similar investment objectives, policies and strategies as compared to a peer group or an appropriate benchmark. The Board generally considered long-term performance more important than short-term performance. The Board also considered the level of the proposed advisory fees under the Agreement in light of the nature, quality and extent of the services to be provided by the New Adviser, including comparisons of the fees to comparable accounts advised by the New Adviser. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and the New Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. The Board did not consider the New Adviser’s costs and profitability as material to its deliberations. The Board, however, evaluated the impact on the Manager’s profitability of the appointment of the New Adviser as well as ancillary benefits to be derived by the Manager, the New Adviser and their affiliates.

Based on these considerations and the information described below, the Board determined that the nature, quality and extent of the advisory services to be provided by the New Adviser and the performance of the New Adviser’s comparable accounts supported a decision to approve the Agreement. The Board also determined that the New Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager and that there was a reasonable sharing of benefits from any economies of scale with the Portfolio in light of the existence of breakpoints with respect to the Manager’s and the New Adviser’s fee schedules for the Portfolio. In addition, the Board determined that any ancillary benefits, which may accrue to the New Adviser, are fair and reasonable. As a result, the Board, including the Independent Trustees, unanimously approved the Agreement. Lord Abbett became an Adviser to the Portfolio effective as of June 18, 2012.

Information Regarding the Investment Advisory Agreement

With respect to the Agreement between AXA FMG and Lord Abbett, the terms of the Agreement are substantially similar to those of the Agreement between AXA FMG and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to AXA FMG and the New Adviser, or by AXA FMG or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between AXA FMG and the Trust is terminated for any other reason. AXA FMG (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA FMG or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to AXA FMG or the Trust.

Information Regarding the New Adviser

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Adviser by comparable funds subject to the 1940 Act that it advises. To reflect the investment strategy, as outlined below, of Lord Abbett’s Smid Cap Value Investment Team, disclosure related to the risks of investing in small-cap companies was added to the section entitled “The Principal Risks of Investing in the Portfolio” in each of the Portfolio’s Summary and Statutory Prospectus. For more information on the principal risks of investing in the Portfolio, please refer to the section “The Principal Risks of Investing in the Portfolio” of the Portfolio’s Summary Prospectus and the section “More About Investment Strategies & Risks” in the Trust’s Prospectus.

Lord, Abbett & Co. LLC

Lord Abbett is a privately held company that provides discretionary investment management services to a variety of institutional and individual clients, including registered investment companies.

Founded in 1929, Lord Abbett manages one of the nation’s oldest mutual fund complexes and oversees approximately $119.6 billion (as of June 30, 2012) in assets under management across all client accounts.

It is anticipated that portfolio managers Justin C. Maurer and Thomas B. Maher, members of Lord Abbett’s Smid Cap Value Investment Team, will be jointly and primarily responsible for the day-to-day management of the Allocated Portion. Mr. Maurer is a Partner of Lord Abbett and has been a member of the Smid Cap Value Team since joining the firm in 2001, at which time he was a research analyst for the small cap value equity strategy. Mr. Maher is also Partner of Lord Abbett and has been a member of the Smid Cap Value Team since joining the firm in 2003, at which time he was a research analyst for the mid cap growth equity strategy.

It is anticipated that the Smid Cap Value Investment Team will seek to invest in mispriced small- to mid-cap companies with improving fundamentals that the Adviser believes are poised for appreciation based on factors such as sale improvements, earning surprises, improved operating margins and insider buying. Lord Abbett’s strategy evaluates companies based on an analysis of their competitive positioning and potential earnings power, visits with top management, suppliers, customers and competitors and supplemental analysis in the brokerage community. The Smid Cap Value Investment Team believes that a well-diversified portfolio of undervalued stocks with a discernible catalyst should produce attractive risk-adjusted returns over time.

Lord Abbett’s office is located at 90 Hudson Street, Jersey City, New Jersey 07302. Lord Abbett is a privately owned firm structured as a limited liability company with sixty-two partners. Lord Abbett’s principal executive officers include: Robert S. Dow, Senior Partner and Daria L. Foster, Managing Partner. The address of each of these individuals is 90 Hudson Street, Jersey City, New Jersey 07302.

For its services to the Portfolio, Lord Abbett will receive an advisory fee based on the assets of the Lord Abbett Allocated Portion as follows: 0.50% on the first $200 million of the portion’s average daily net assets and 0.40% thereafter.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2011, the Portfolio did not pay any brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of AXA FMG, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 31, 2012. AXA FMG is organized as a Delaware limited liability corporation and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 31, 2012, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 31, 2012:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Equitable Life Insurance Co C/O Barbara Gerstel 525 Washington Blvd 36th Floor Jersey City NJ 07310	Class A	234,745.31	18.06%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2012 Semi-Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the Adviser to comparable funds that it advises.

Lord, Abbett & Co. LLC

Name of Fund	Net Assets (as of June 30, 2012)	Advisory Fee Rate (% of net assets)
Lord Abbett Series Fund – Value Opportunities Portfolio	$0.21 million	First $1 billion 0.75%; Next $1 billion 0.70%; and over $2 billion 0.65%

Lord Abbett Value Opportunities Fund	$2.1 billion	First $1 billion 0.75%; Next $1 billion 0.70%; and over $2 billion 0.65%

A-1